Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (“Agreement”), dated as of                     , 2014, is between Kimberly-Clark Corporation (“Kimberly-Clark”), a Delaware corporation, and Halyard Health, Inc. (“Halyard”), a Delaware corporation.

RECITALS

1. Kimberly-Clark and Halyard have entered into a Distribution Agreement dated as of October     , 2014 (the “Distribution Agreement”) pursuant to which all of the outstanding shares of Halyard’s common stock will be distributed on a pro rata basis to the holders of Kimberly-Clark’s common stock (the “Distribution”).

2. Pursuant to the Distribution Agreement, Kimberly-Clark will transfer, or cause its subsidiaries to transfer, to Halyard certain assets and liabilities prior to the Distribution.

3. In connection with the Distribution, Kimberly-Clark and Halyard desire to enter into this Employee Matters Agreement.

In consideration of the mutual agreements contained herein and in the Distribution Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Distribution Agreement.

1.01 “Automatic Transfer Employee” means a Business Employee (other than an Isolated Employee) whose employment transfers or will transfer from Kimberly-Clark to Halyard as a result of the implementation of the Distribution Agreement and/or by operation of any Automatic Transfer Law.

1.02 “Automatic Transfer Law” means any law which provides for the transfer of an employee from Kimberly-Clark to Halyard automatically by operation of law (including, without limitation, the EU’s Acquired Rights Directive (Council Directive 2001/23/EC) and any implementing legislation in respect thereof).

1.03 “Business Employee” means any and all of the following: (i) an individual employed at any time on or prior to the Distribution Date by Kimberly-Clark who has, as of the Distribution Date, or who, immediately prior to his or her termination of employment with Kimberly-Clark, had employment duties primarily related to the Halyard Business; (ii) the Isolated Employees; and (iii) the administrative and functional support personnel to be agreed upon between Kimberly-Clark and Halyard.

1.04 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.

1.05 “Domestic Business Employee” means a Business Employee who is employed by Kimberly-Clark in the United States.

1.06 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et. seq.

1.07 “Foreign Business Employee” means a Business Employee employed by Kimberly-Clark outside the United States.

1.08 “Isolated Employee” means a Business Employee employed by Kimberly-Clark or a third party leasing agency or other entity on behalf of Kimberly-Clark on or prior to the Distribution Date in a jurisdiction where Halyard does not intend to have a legal entity presence following the Distribution Date, and to be agreed upon between Kimberly-Clark and Halyard.

1.09 “Isolated Employer” means the employee leasing agency or other third party entity by whom an Isolated Employee is employed on or before the Distribution Date, or where the context requires, after the Distribution Date, as agreed upon between Kimberly-Clark and Halyard.

1.10 “Non-Automatic Transfer Employee” means a Business Employee who is not an Automatic Transfer Employee and not an Isolated Employee.

1.11 “Non-ERISA Benefit Arrangement” means each contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Business Employee, or to any family member, dependent or beneficiary of any such Business Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, supplemental unemployment, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.

1.12 “Pension Plan” means any pension plan as defined in section 3(2) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

1.13 “Transferred Employee” means any Automatic Transfer Employee described in Section 2.01(a) or any Non-Automatic Transfer Employee described in Section 2.01(b) who is employed by Halyard immediately following the Effective Time (or as soon thereafter as is legally permissible or practicable or such other time as is specified in Section 2.01). Where applicable, the term also includes the Isolated Employees agreed upon between Kimberly-Clark and Halyard.

1.14 “Welfare Plan” means any employee welfare plan as defined in section 3(1) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA

1.15 Any reference in this Agreement to an individual’s employment or engagement by Kimberly-Clark or by Halyard (and any reference to any related benefit provided by such entity), shall, where the context requires, be deemed to be a reference to the employment or engagement of that individual (or the provision of such a benefit) by any relevant Kimberly-Clark or Halyard subsidiary or Affiliate.

1.16 Any reference in this Agreement to “substantially similar terms and conditions” or any equivalent phrase shall mean substantially similar terms and conditions of employment for the employee or other service provider in question (relating, where relevant, to salary, wages, incentive pay opportunity, equity compensation, employee welfare benefits, retirement benefits, or other terms and conditions of employment, or where the context indicates, any combination thereof), as in effect at Kimberly-Clark (or, where relevant, an Isolated Employer) on the Distribution Date, but subject to the exceptions set forth herein or agreed upon between Kimberly-Clark and Halyard.

ARTICLE II

TRANSFERRED EMPLOYEE MATTERS

2.01 Employment.

(a) Automatic Transfer Employees. The Automatic Transfer Employees shall transfer from Kimberly-Clark to Halyard by operation of law, effective as of the Distribution Date. Except to the extent set out in this Agreement or otherwise agreed between the parties, such employees shall be employed by Halyard on terms and conditions as required by the relevant Automatic Transfer Law.

(b) Non-Automatic Transfer Employees. On or before the Distribution Date (or (i) as soon thereafter as is legally permissible, taking into account the timing of the formation of the local Halyard subsidiaries, immigration laws and other applicable requirements, or (ii) such later time as provided in the Transition Services Agreement or other agreement between the parties), Halyard shall (unless otherwise expressly agreed between the parties in respect of any one or more individual, including without limitation, any individual on worker’s compensation in a jurisdiction where an employment transfer would cause loss of such benefits) employ or (if already employed) continue to employ each Non-Automatic Transfer Employee who, as of the day immediately prior thereto is employed by Kimberly-Clark, including any such employee who is then an inactive employee on approved medical, non-medical or short-term disability, long-term disability or weekly indemnity leave of absence or absent from active employment due to occupational illness or injury covered by workers’ compensation (with the employees on disability or leave, to Kimberly-Clark’s best knowledge as of September 30, 2014, agreed upon between Kimberly-Clark and Halyard). Except to the extent set out or scheduled in this Agreement or otherwise agreed between the parties, such employee shall initially be employed by Halyard on terms and conditions substantially similar in the aggregate to the terms and conditions of such employee’s last day of employment with Kimberly-Clark.

(c) Isolated Employees. Except to the extent they agree otherwise, the parties shall use their respective reasonable endeavors to ensure that any Isolated Employees being employed by Kimberly-Clark or an Isolated Employer on or before the Distribution Date are employed or offered employment by Halyard or a 3rd party staffing agency providing staffing services to Halyard (or other 3rd party employer) as agreed upon between Kimberly-Clark and Halyard opposite the name of each Isolated Employee associated with such employer, on such initial terms and conditions substantially similar in the aggregate to the terms and conditions of such employee’s last day of employment with Kimberly-Clark or the relevant Isolated Employer.

(d) Terms and Conditions of Transferred Employees. In respect of each Transferred Employee, the terms and conditions of that employee’s employment with Halyard (i) shall be communicated to each such Transferred Employee prior to the Distribution Date in a form mutually satisfactory to Halyard and Kimberly-Clark, (ii) except as otherwise provided herein, shall include credit, for all purposes, for all years of service credited by Kimberly-Clark (other than under retiree medical or retiree life plans), (iii) shall include credit for all hours worked for or paid by Kimberly-Clark for overtime, leave of absence and unemployment compensation purposes, and (iv) may include a requirement to execute one or more agreements dealing with confidentiality, non-competition, non-solicitation, or other similar obligations, between such Transferred Employee and Halyard. To the extent legally possible, Business Employees temporarily seconded to Halyard shall remain Kimberly-Clark employees until actually transferred to Halyard and the provisions herein relating to Transferred Employees shall not apply until such transfer of employment occurs. Such employees to be seconded will be agreed upon between Kimberly-Clark and Halyard. Similarly, Business Employees who are not transferred or moved to Halyard until after the Distribution Date (either pursuant to the terms of the Transition Services Agreement or otherwise) shall remain Kimberly-Clark employees and shall not become Transferred Employees until actually transferred or moved to Halyard, and the provisions herein relating to Transferred Employees shall not apply until such transfer or movement of employment occurs.

2.02 Severance. It is not intended that any Transferred Employee or other Business Employee will be eligible for termination or severance payments or benefits from Kimberly-Clark as a result of the transfer or change of employment from Kimberly-Clark to Halyard (or, in the case of an Isolated Employee, the change of employment from Kimberly-Clark to an Isolated Employer). Notwithstanding the preceding sentence, in the event that any such termination or severance payments or benefits become payable on account of such transfer, change or the refusal of a Business Employee to accept employment with Halyard (or, with respect to an Isolated Employee, to accept employment with an Isolated Employer), Halyard shall indemnify Kimberly-Clark for the amount of such termination or severance payments or benefits. Halyard shall be liable, and indemnify Kimberly-Clark for any termination or severance obligations owed to Business Employees on or after the Distribution Date.

2.03 Employment Solicitation. For a period of 12 months following the Distribution Date, neither Kimberly-Clark nor Halyard may, and will not permit any of their respective subsidiaries, Affiliates or agents to, solicit or recruit for employment any then current employees of the other company or its subsidiaries or Affiliate, without the prior written consent of the other company. Nothing in this Section 2.03 shall be construed so as to (i) prohibit the hiring by either company or its subsidiaries or Affiliates of any employee of the other company who initiated contact for the purpose of seeking employment without prior contact initiated by any employee or agent of the company where employment is sought, or (ii) prohibit the hiring of any person who applied for employment with either company in response to any public advertising medium.

2.04 Personnel Records. Subject to applicable law, all information and records regarding employment, global mobility and personnel matters (including immigration records but not including medical files) of Transferred Employees will be transferred to and/or retained after the Distribution Date (or after the effective date of such Transferred Employee’s move to Halyard, as the case may be) by Halyard in accordance with all laws relating to the collection, storage, retention, privacy, and disclosure of such records. Access to such records after the transfer will be provided to Kimberly-Clark in accordance with this Article 2, the Transition Services Agreement and the Distribution Agreement. Notwithstanding anything to the contrary in the foregoing, Kimberly-Clark shall retain reasonable access (either through retaining copies or Halyard sharing such information with Kimberly-Clark upon request) to those records necessary to (i) Kimberly-Clark’s continued administration of any plans or programs on behalf of Transferred Employees after the date of transfer of such records for so long as said administration continues pursuant to this Agreement or the Transition Services Agreement (and Kimberly-Clark and Halyard agree to enter into any ancillary or additional agreements necessary for such purpose, including a HIPAA Business Associate Agreement in a form agreed upon between Kimberly-Clark and Halyard), and (ii) as needed for any litigation, investigation, charge or other employment matter relating to a Transferred Employee or any employee benefit plan or other employment matter. Kimberly-Clark shall also retain copies of all confidentiality, non-competition, non-solicitation, or other similar agreements with any Business Employee in which Kimberly-Clark has an interest. Personnel files for Business Employees who are not Transferred Employees shall be retained by Kimberly-Clark with provision for access by Halyard in accordance with this Article 2, the Transition Service Agreement and the Distribution Agreement.

2.05 Consultation Issues. To the extent required by law, the parties have and shall continue to cooperate with each other in respect of any obligations they may have to consult with Transferred Employees and/or their representatives, and to the parties knowledge, all such consultations as of the date hereof have been satisfactorily completed in accordance with applicable law. Each party shall indemnify the other in respect of any claims, liabilities and demands that may arise from their respective failures to so cooperate and consult.

2.06 Relocation Agreements. Halyard shall have the right to enforce and receive any payments pursuant to any relocation agreement previously entered into by Kimberly-Clark and any Transferred Employee that provides for reimbursement or penalties if the Transferred Employee voluntarily terminates employment with Kimberly-Clark or Halyard before the end of the applicable repayment period. The relocation agreements with Business Employees currently in force will be agreed upon between Kimberly-Clark and Halyard. To the extent that Halyard is unable directly to enforce such relocation agreement provisions, Kimberly-Clark shall take all reasonable steps to provide assistance to Halyard to do so or to receive the benefit of having done so, including (without limitation) novating or assigning such relocation agreement to Halyard or taking reasonable steps to recover any such payment (to be paid, net of all recovery costs including attorney’s fees, to Halyard).

ARTICLE III

WELFARE PLANS

The provisions of Section 3.01 — 3.07 shall apply only to Transferred Employees (or where relevant, Business Employees) who are Domestic Business Employees. Provisions with regard to Transferred Employees (or where relevant, Business Employees) who are not Domestic Business Employees are set forth in Section 3.08.

3.01 Cessation of Participation in Kimberly-Clark Welfare Plans.

(a) 2014 Transition. Effective as of the Effective Time, Halyard shall (i) adopt the Kimberly-Clark Flexible Plan and underlying Welfare Plans to be agreed upon between Kimberly-Clark and Halyard as an additional adopting employer for the remainder of the 2014 Plan Year, and (ii) establish its own Section 125 Cafeteria Plan for the purpose of effectuating the Transferred Employees’ continued salary deferrals to pay the employee portion of the premiums under the Kimberly-Clark Welfare Plans. Except as otherwise provided in this Agreement or as required by the terms of any Kimberly-Clark Welfare Plan or by COBRA or any comparable state or federal law, participation in the Kimberly-Clark Welfare Plans by all Transferred Employees and all Business Employees who are no longer employed by Kimberly-Clark as of the Distribution Date, will cease as of 11:59 P.M. on December 31, 2014. Halyard shall pay and/or reimburse Kimberly-Clark for the cost of such Transferred Employees’ and Business Employees’ continued coverage in the Kimberly Clark Welfare Plans on and after the Distribution Date through 11:59 P.M. on December 31, 2014 (both for the actual benefit costs and the reasonably necessary administration costs, including, without limitation, for the services and costs detailed in the Transition Services Agreement).

(b) Continued Participation in Kimberly-Clark Welfare Plans. Notwithstanding the above (i) Domestic Business Employees receiving Kimberly-Clark long-term disability insurance benefits as of the Distribution Date shall remain on such insurance and Halyard shall reimburse Kimberly-Clark for any post-Distribution Date costs incurred by Kimberly-Clark associated therewith (including, without limitation, the Employer’s share of any federal and state employment taxes associated therewith); and (ii) Business Employees participating in or eligible for Kimberly-Clark Retiree Medical Plan and/or Retiree Life Insurance benefits as of the Distribution Date shall retain such participation and/or eligibility pursuant to the terms of such plans, and Halyard shall not be responsible for such costs.

3.02 Halyard’s Welfare Plans. Except with respect to the long-term disability, retiree medical and retiree life insurance benefits referenced in Section 3.01 above, effective as of January 1, 2015, Halyard shall adopt and establish for the benefit of Transferred Employees (and any otherwise eligible Business Employees who are no longer employed by Kimberly-Clark as of the Distribution Date) and their respective eligible dependents, health (including medical, vision and dental), disability, life insurance, and other Welfare Plans substantially similar in the aggregate (except as otherwise agreed upon between Kimberly-Clark and Halyard) to the Welfare Plans maintained by Kimberly-Clark in which such individuals were eligible to participate immediately prior thereto. Except with respect to the long-term disability, retiree medical and retiree life insurance benefits referenced in Section 3.01 above, Transferred Employees (and, as applicable, otherwise eligible Business Employees who are no longer employed by Kimberly-Clark thereof as of the Distribution Date) shall be eligible to participate in the Halyard Welfare Plans as of January 1, 2015 on the same basis on which they were eligible to participate in the Kimberly-Clark Welfare Plans immediately prior thereto.

Notwithstanding the above, Halyard shall not be required to establish or maintain any post-employment health or life insurance benefits, other than as may be required under COBRA or other applicable law. Effective as of January 1, 2015, all Business Employees on COBRA coverage under a Kimberly-Clark Welfare Plan shall either (a) be transferred to an applicable Halyard Welfare Plan, and Halyard shall be solely responsible for such COBRA liability, or (b) at Kimberly-Clark’s election, certain Business Employees who elected COBRA prior to the Distribution Date shall remain on Kimberly-Clark’s Health Plan and Halyard shall reimburse Kimberly-Clark to the extent that Kimberly-Clark pays any health benefits or other cost or liability (including plan administration costs) for any such COBRA participant in excess of his or her COBRA premiums. For avoidance of doubt, the parties understand that (i) the transfer of employment from Kimberly-Clark to Halyard in connection with the Spin-Off is not intended to be a qualifying event under COBRA, and (ii) all COBRA liability for current and former Business Employees and their qualified beneficiaries on and after the Distribution Date will be the liability of Halyard, either through reimbursing Kimberly-Clark for coverage provided under a K-C Healthcare Plan (including both benefit costs in excess of the COBRA premiums and administration costs) or directly by Halyard under a Halyard Healthcare Plan, and Halyard hereby holds harmless and indemnifies Kimberly-Clark with respect thereto.

3.03 Welfare Plan Liabilities.

(a) Halyard Liabilities. Except as provided in this Agreement, as of the Effective Time, Halyard shall assume, and either be responsible for paying or, to the extent incurred by Kimberly-Clark under a Kimberly-Clark Plan, for reimbursing Kimberly-Clark for (i) all Welfare Plan liabilities incurred by Halyard or Kimberly-Clark, as the case may be, with respect to any Business Employee after the Effective Time; and (ii) all COBRA and long-term disability benefit costs or liabilities incurred by Kimberly-Clark with respect to any Business Employee who is participating in a Kimberly-Clark-sponsored continuation plan as of the Effective Time (provided that any post Distribution Date benefits for claims incurred prior to the Effective Time pursuant to the terms of a fully insured plan maintained by Kimberly-Clark shall be paid pursuant to such plan and reimbursed by Halyard).

(b) Kimberly-Clark Liabilities. Kimberly-Clark shall continue to be responsible after the Effective Time for employer liabilities under its Welfare Plans with respect to the following:

(1) Retirees. Any Domestic Business Employee whose employment terminated on or prior to the Effective Time due to retirement and who elected or is eligible to elect retiree medical and/or retiree life insurance benefits under the Kimberly-Clark Retiree Medical and/or Retiree Life Insurance Plan.

(2) Pre-Distribution Claims. All claims for welfare benefits incurred by Business Employees prior to the Effective Time that remain unpaid as of such date, shall be paid from the appropriate Kimberly-Clark Welfare Plan and an appropriate reimbursement or accrual charged to Halyard. Claims for health benefits shall be considered to be incurred prior to the Effective Time if the services related to such claims were provided prior to the Effective Time. Claims for all other welfare benefits shall be considered to be incurred prior to the Effective Time if the date of loss occurred prior to the Effective Time. Notwithstanding the above, Halyard shall be responsible for the Welfare Plan costs as set forth in Sections 2.02, 3.04 and 3.07.

(3) Long-Term Disability. Any Domestic Business Employee receiving fully insured benefits on a Kimberly-Clark long-term disability insurance plan as of the Distribution Date shall continue to be covered under such policy (pursuant to the terms thereof) but subject to reimbursement by Halyard as provided in Sections 3.01(b) and 3.03(a).

3.04 Flexible Spending Accounts. Effective as of the Effective Time, Halyard shall adopt the Kimberly-Clark Flexible Spending Account Plan, as an additional adopting employer, for the remainder of the 2014 calendar year (and with respect to any permitted grace period for claims incurred by March 15, 2015). Halyard shall effect the Transferred Employees’ continued flexible spending account salary deferrals into the Kimberly-Clark Flexible Spending Account Plan for the remainder of the 2014 calendar year under its own Section 125 Cafeteria Plan. For the 2014 calendar year, Transferred Employees shall maintain their existing eligibility, participation status and account balances under the flexible spending account plan maintained by Kimberly-Clark. Salary reduction elections made by Transferred Employees shall continue to apply through the end of the 2014 calendar year and Halyard shall promptly transfer all such 2014 post-Effective Date Flexible Spending Account deferrals to Kimberly-Clark. After the end of the 2014 Plan Submission / Reconciliation Report Period (typically, July 15, 2015), Kimberly-Clark shall calculate the positive or negative remaining flexible spending account balances of all Transferred Employee’s in the aggregate. Kimberly-Clark shall pay, or cause to have paid, to Halyard any net positive balance, and Halyard shall pay, or cause to have paid, to Kimberly-Clark any net negative balance. Halyard shall establish its own Flexible Spending Account Plan as of January 1, 2015.

3.05 Kimberly-Clark Assets. Kimberly-Clark shall retain all claim reserves, bank accounts, trust funds or other balances maintained by or on behalf of Kimberly-Clark’s Welfare Plans.

3.06 Flex Days. Halyard shall assume and be responsible for paying the remaining 2014 Flex Days (as provided under the Kimberly-Clark Flexible Plan and/or Kimberly-Clark Time-Off Policy) for all Transferred Employees that have not yet been taken as of the Effective Time in accordance with this Section 3.06. That is, with respect to Transferred Employees, Halyard shall administer and pay any Flex Days taken on or after the Effective Time, and shall honor any previously banked but not yet used Flex Days with respect to the 2014 calendar year (which shall be rolled over to Halyard). Kimberly-Clark shall either transfer cash to Halyard or provide Halyard with an accrual, in an amount equal to the Transferred Employees’ prior 2014 Flex Day deferrals not yet taken as paid vacation (or other Paid Time Off) as of the Effective Time. Thus, Halyard shall credit Transferred Employees for any previously accrued (but unused) Flex Days, and Kimberly-Clark shall either reimburse Halyard or provide Halyard an appropriate accrual for the 2014 Flex Day benefits accrued and paid for by the Transferred Employees under the Kimberly-Clark Flex Days Plan but paid out post-Effective Date under the Halyard Plan. Unless otherwise provided by local law, any Flex Days owed to any Transferred Employees not used on or before December 31, 2014 shall be forfeited effective as of January 1, 2015, and such forfeited amounts shall be equitably divided such that Halyard shall transfer 10/12 of such amounts to Kimberly-Clark and shall retain 2/12 of such forfeited amounts.

3.07 Disability.

(a) Weekly Indemnity/Short-Term Disability Benefits. Halyard shall be responsible for all claims for weekly indemnity and short-term disability benefits payable to Business Employees on or after the Distribution Date. Kimberly-Clark shall continue to be responsible after the Distribution Date for all claims for weekly indemnity benefits incurred by a Business Employee prior to the Distribution Date which are payable under an insured weekly indemnity plan, and Halyard shall reimburse Kimberly-Clark for any ongoing costs associated therewith. Periods of active work or disability absence for any Business Employee credited under any Kimberly-Clark disability plan shall count as work days or disability absence under the Halyard disability plans.

(b) Long-Term Disability Benefits. Kimberly-Clark shall continue to be responsible after the Effective Time for all claims for long-term disability incurred prior to the Effective Time by any Business Employee who is absent from active employment due to a disability, as defined in the Kimberly-Clark disability plan, on or prior to the Effective Time to the extent that such long-term disability benefits are provided under an insured Welfare Plan. Kimberly-Clark shall also remain responsible for long-term disability benefits for any Transferred Employee who is receiving weekly indemnity or short-term disability benefits as of the Effective Time and who becomes eligible for long-term disability benefits thereafter, provided that the disability relates to the same condition for which weekly indemnity or short-term disability benefits were paid and, provided further, that such long-term disability benefits are payable under an insured Welfare Plan. Notwithstanding the above, Halyard shall reimburse Kimberly-Clark for any post-Effective Time costs that Kimberly-Clark incurs by virtue of the continued long-term disability coverage provided under this Section 3.07(b). Halyard shall assume and be solely responsible for all other claims for long-term disability payable after the Effective Time with respect to any Business Employee. Periods of active work or disability absence for any Business Employee credited under any Kimberly-Clark disability plan shall count as work days or disability absence under the Halyard disability plans.

3.08 Special Provision for Foreign Welfare Plans and Benefits. Except as may otherwise be agreed upon between Kimberly-Clark and Halyard or as required under any state or provincial law, effective as of the Distribution Date, (i) participation in all Kimberly-Clark foreign (i.e., non U.S.) Welfare Plans by all Transferred Employees and other Business Employees who are no longer employed by Kimberly-Clark as of the Distribution Date, will cease as of the Effective Time; (ii) Halyard shall adopt and establish Welfare Plans for Foreign Business Employees with substantially similar terms and conditions to the Kimberly-Clark Welfare Plans in which Foreign Business Employees were eligible to participate immediately prior to the Distribution Date, with immediate participation in such plans by all Foreign Business Employees who are Transferred Employees, with no waiting period, evidence of insurability or preexisting condition limitations, and with the participants being credited for all 2014 out-of-pocket expenses incurred to date; and (iii) Kimberly-Clark shall retain all claim reserves, bank accounts, trust funds or other balances maintained by or on behalf of the Kimberly-Clark foreign Welfare Plans.

ARTICLE IV

COMPENSATION MATTERS

AND NON-ERISA BENEFIT ARRANGEMENTS

4.01 Cessation of Participation in Kimberly-Clark Non-ERISA Benefit Arrangements. Except as otherwise provided in this Agreement or as required by the terms of any Kimberly-Clark Non-ERISA Benefit Arrangement, or by state, federal, foreign, provincial or other applicable law, participation in Kimberly-Clark Non-ERISA Benefit Arrangements will cease for all Transferred Employees and all Business Employees who are not Transferred Employees as of the Effective Time.

4.02 Assumption of Certain Employee Related Obligations. To the extent not otherwise provided for by law and subject to the specific provisions set out below, effective as of the Effective Time, Kimberly-Clark shall assign, and/or Halyard shall assume the rights and obligations in respect of (with Kimberly-Clark not retaining any further liability for), the following agreements, obligations and liabilities; provided, however, that (i) this section shall only apply to agreements, obligations and liabilities to the extent Kimberly-Clark would otherwise have been responsible for them, and (ii) if any such agreement, obligation or liability cannot be assumed by Halyard for a reason beyond the reasonable control of the parties hereto (including where Halyard may assume the same but Kimberly-Clark retains any residual liability), including the refusal of a third party to agree to such an assumption, then Halyard shall indemnify Kimberly-Clark and hold it harmless with respect to such agreement, obligation or liability, as though it had been assumed by Halyard.

(a) Agreements entered into between Kimberly-Clark and Transferred Employees, including without limitation any employment agreements and severance or executive severance agreements, including, without limitation, those agreements to be identified and agreed upon between Kimberly-Clark and Halyard, but not including any Kimberly-Clark equity plan agreements; provided, however, notwithstanding the above, that with respect to any retention agreements provided by Kimberly-Clark in contemplation of or in connection with the Distribution, Kimberly-Clark shall transfer the accrual to Halyard and Halyard shall pay the same from the Halyard payroll. Effective as of the Effective Time, Halyard shall enter into new Executive Severance Agreements, in a form substantially comparable to the existing Kimberly-Clark Executive Severance Agreements (except as otherwise agreed upon between Kimberly-Clark and Halyard), with the Halyard officers and key personnel to be agreed between Kimberly-Clark and Halyard.

(b) Agreements entered into between Kimberly-Clark and its independent contractors providing services to the Halyard Business, in a manner to be agreed upon between Kimberly-Clark and Halyard (except to the extent the parties agree that such agreements should instead be terminated by Kimberly-Clark and/or replaced by new agreements with Halyard, as shall be agreed upon between Kimberly-Clark and Halyard).

(c) All confidentiality, non-competition, non-solicitation and other similar agreements between Kimberly-Clark and Transferred Employees, including without limitation those referenced by jurisdiction and to be agreed upon between Kimberly-Clark and Halyard; provided, however, that Kimberly-Clark shall retain (and may enforce) all confidentiality and similar agreements relating to any Domestic Business Employee. Halyard may enter into new restricted covenant and confidentiality agreements with the Transferred Employees.

(d) To the extent required by applicable law, all collective bargaining agreements and collective agreements entered into between Kimberly-Clark, its subsidiaries or Affiliates and any union, works council or similar representative body representing a Transferred Employee, including without limitation, the collective bargaining and collective agreements to be identified and agreed upon between Kimberly-Clark and Halyard.

(e) All wages, salary, incentive compensation, commissions, bonuses, (including 13th month compensation and legally mandated compensation), overtime payments and other remuneration and allowances payable to Business Employees after the Effective Time (whether referable to the period before or after the Distribution Date), subject to the following,

(1) The accrual for Business Employees under the Kimberly-Clark Executive Officer Achievement Award Program, the Kimberly-Clark Management Achievement Award Program and the Kimberly-Clark Achievement Incentive Plan for the portion of the 2014 calendar year occurring prior to the Effective Time shall be transferred to Halyard on the Distribution Date, and Halyard shall pay the same in February 2015 based on actual results and performance ratings. The Europe (EBP), Asia (PIP) and Latin America (LIP) incentive plans will be administrated and paid the same way as the U.S. incentive plans described in the immediately preceding sentence.

(2) September and October 2014 U.S. Healthcare-related sales incentives / commissions earned by Transferred Employees will be paid by Halyard in Nov and Dec 2014, and Kimberly-Clark shall either transfer the accrual or reimburse Halyard therefor;

(3) The Lexington Mill Quarterly Incentive Bonus for the 4th quarter 2014 will be payable by Halyard in Jan 2015. The accrual for the portion thereof relating to the pre-Effective Time (i.e., the accrual for October 2014) will be transferred to Halyard as of the Distribution Date. A reasonable estimate of the Oct bonus accrual will be determined by looking at the prior four quarters actual results

(4) Kimberly-Clark shall either transfer the accrual or reimburse Halyard for the pre-Distribution Date overtime payments paid by Halyard, to the extent agreed upon between Kimberly-Clark and Halyard.

Except as required by law or other agreement between the parties, Halyard shall make relevant payments (agreed in advance with Kimberly-Clark) to any Transferred Employee under (1) through (4) and, to the extent specified above, Kimberly-Clark shall provide Halyard with an appropriate accrual or reimbursement therefor. Effective as of the Effective Time, Halyard shall adopt and establish annual incentive, commission or other variable remuneration plans for the remainder of 2014 substantially comparable in the aggregate to the Kimberly-Clark annual incentive plans.

(f) Effective as of the Effective Time, (i) Halyard shall establish for Transferred Employees, Severance and Executive Severance Plans substantially comparable to the Kimberly-Clark Severance and Executive Severance Plans, and (ii) Kimberly-Clark shall have no further liability for any Business Employee under the Kimberly-Clark Severance Plan or Executive Severance Plan.

(g) All commitments under the Kimberly-Clark Global Assignment Program with respect to Business Employees.

(h) All moving expenses incurred by Transferred Employees and Isolated Employees in connection with the Distribution, in accordance with the terms of the Kimberly-Clark employee relocation program.

(i) All immigration-related rights, obligations and liabilities related to Transferred Employees (including liabilities relating both to employees transferred to the U.S. and employees transferred to foreign jurisdictions, but excluding any fines or assessments for pre-Distribution noncompliance), including but not limited to, all obligations, liabilities and undertakings of any immigration related applications filed with any governmental agency. For avoidance of doubt, Halyard shall reimburse Kimberly-Clark for any costs associated with filing applications to transfer L-1 Visas to Halyard, whether prior to, on or after the Distribution Date.

(j) All liabilities and obligations whatsoever of the Halyard Business with respect to claims made by or with respect to Business Employees or any other persons who at any time prior to the Distribution Date had employment duties primarily related to the Halyard Business relating to Non-ERISA Benefit Arrangements with respect to the Halyard Business and not otherwise retained or assumed by Kimberly-Clark pursuant to this Agreement, including such liabilities relating to actions or omissions of or by Halyard or any officer, director, employee or agent thereof on or prior to the Distribution Date, as further detailed in the Distribution Agreement; provided, however, that if the Distribution Agreement assigns a liability to Kimberly-Clark (such as Director and Officer Insurance Policy claims), the Distribution Agreement shall control.

(k) All liabilities and obligations whatsoever in recognition of the Transferred Employees years of service and seniority.

(l) With regard to the Kimberly-Clark Employee Referral Bonus Program, Kimberly-Clark shall be solely responsible for payment of any amounts due to a Kimberly-Clark employee based on a referral made on or before the Distribution Date, and Halyard shall be solely responsible for payment of any amounts due to a Business Employee based on a referral made on or before the Distribution Date, regardless of whether the referred person is or becomes a Kimberly-Clark employee or a Transferred Employee.

4.03 Equity Compensation Plans. The following shall apply in respect of the Transferred Employees and Isolated Employees, to the extent allowed by any provincial or other applicable law.

(a) Halyard 2014 Plan. Effective as of the Effective Time, Halyard shall adopt and establish the Halyard Health 2014 Equity Participation Plan (“Halyard 2014 Plan”), which Plan shall have terms and conditions substantially similar to the Kimberly-Clark 2011 Equity Participation Plan (“Kimberly-Clark 2011 Plan”). The Halyard 2014 Plan shall be approved by the Halyard Board of Directors and by Kimberly-Clark Corporation, as the sole stockholder of Halyard, prior to the Distribution Date. Halyard shall file a Form S-8 Registration Statement with the SEC with respect to the Halyard 2014 Plan and shall be responsible for compliance with applicable securities laws in respect of the operation of the plan.

(b) Unexercisable Options. As of the Effective Time, each outstanding option to purchase Kimberly-Clark common stock, other than an option granted under the Kimberly-Clark Corporation SharePlus Plan, that is held by a Transferred Employee (a “K-C Option”) shall, to the extent such K-C Option is not exercisable as of the Effective Time and the Transferred Employee is under age 55, be cancelled and replaced with a substitute option to purchase shares of Halyard common stock (“Halyard Option”), granted by Halyard under the Halyard 2014 Plan. The substitute Halyard Option shall have the same intrinsic value as the forfeited K-C Option, such that (i) the exercise price of such Halyard Option will be decreased by multiplying the exercise price of the K-C Option immediately prior to the Effective Time by a fraction (the “Halyard Ratio”), the numerator of which is the fair market value immediately following the Effective Time of the fractional amount of Halyard common stock received in dividend in the Distribution for one share of Kimberly-Clark common stock and the denominator of which is the sum of (A) the fair market value of Kimberly-Clark common stock immediately following the Effective Time and (B) the fair market value immediately following the Effective Time of the fractional amount of Halyard common stock received in dividend in the Distribution for one share of Kimberly-Clark common stock, and (ii) the number of Halyard shares purchasable under each Halyard Option will be increased by dividing the number of K-C Option Shares that were forfeited at the Effective Time by the Halyard Ratio. Employment or service credited by Kimberly-Clark shall be taken into account in determining when such substitute Halyard Options become exercisable, and when they terminate. Except as otherwise provided herein, each substitute Halyard Option shall be exercisable upon the same terms and conditions as were applicable under the related K-C Option immediately prior to the Effective Time. For purposes of this Section 4.03(b), (i) the fair market value of Kimberly-Clark common stock immediately following the Effective Time shall equal the opening price of Kimberly-Clark’s common stock on The New York Stock Exchange for the first day in which Halyard common stock is traded on a regular way basis, and (ii) the fair market value of the above-referenced fractional amount of Halyard common stock immediately following the Effective Time shall equal the quotient of (a) the volume-weighted average price of Halyard’s common stock on The New York Stock Exchange for the first five (5) days in which the Halyard common stock is traded on a regular way basis, divided by (b) the number of shares of Kimberly-Clark’s common stock required to receive one share of Halyard’s common stock in the spin-off Distribution.

(c) Exercisable Options. As of the Effective Time, pursuant to the terms of the Kimberly-Clark 2011 Plan, (i) any vested K-C Option held by any Transferred Employee under age 55 will be exercisable for the lesser of three (3) months or the remaining term of the K-C Option, and (ii) any unvested K-C Option held by a Transferred Employee who is age 55 or older will vest and, together with all otherwise vested K-C Options held by Transferred Employees age 55 or older, shall remain exercisable for the lesser of five (5) years or the remaining term of the K-C Option. All such vested K-C Options held by Transferred Employees shall remain options to purchase Kimberly-Clark common stock and will be adjusted to maintain their intrinsic value, such that (i) the exercise price of each such K-C Option will be decreased by dividing the pre-Distribution Date exercise price of the K-C Option by a fraction (the “K-C

Ratio”), the numerator of which is the closing price of Kimberly-Clark common stock on The New York Stock Exchange on the Distribution Date, and the denominator of which is the opening price of Kimberly-Clark common stock on The New York Stock Exchange on the first trading day immediately following the Distribution, and (ii) the number of Kimberly-Clark shares purchasable under each such K-C Option will be increased by multiplying the number of such K-C Options by the K-C Ratio.

(d) Restricted Stock Units Held by Participants under age 55. As of the Effective Time, with respect to Transferred Employees under age 55 on the Distribution Date;

(1) any unvested performance-based restricted share units granted under the Kimberly-Clark 2011 Plan (“K-C PRSUs”) that have been outstanding more than 6 months from date of grant will vest pro-rata, based on the number of full years of employment from the grant date to the Effective Time, but to be paid out (in the form of K-C common stock) only at the end of the relevant performance period and (A) only to the extent the performance criteria are satisfied at that time, after adjusting the ROIC and Net Sales as reported metrics to take into account the Distribution, as determined in the sole discretion of the Kimberly-Clark Management Development and Compensation Committee, and (B) the number of such vested K-C PRSUs shall be increased by the Dividend Equivalent on the pro-rata vested PRSUs, with such Dividend Equivalent being equal, for each pro-rata vested PRSU, to the fair market value of the fractional amount of Halyard common stock received in the Distribution for each share of K-C common stock, with such fair market value being equal to the opening price of Halyard common stock on the New York Stock Exchange on the first trading day immediately following the Distribution, multiplied by the fractional amount of Halyard common stock received in the Distribution for each share of Kimberly-Clark common stock (“Dividend Equivalent”). The Dividend Equivalent will be reinvested in additional K-C PRSUs at the opening price of Kimberly-Clark’s common stock on The New York Stock Exchange on the first trading day immediately following the Distribution. The additional K-C PRSUs credited by virtue of such Dividend Equivalent will be accumulated and paid only if, when and to the extent that the underlying K-C PRSUs outstanding immediately prior to the Distribution vest, achieve their performance goals and are paid.

(2) the K-C PRSUs not pro rata vested pursuant to (1) above (either because not held for 6 months or because they consist of the remaining portion not vested in the pro-rata vesting) shall be forfeited and Halyard shall issue replacement Halyard Time-Based Restricted Stock Units (“ Halyard TRSU’s”) as of the Effective Time, on the same terms and conditions as the forfeited K-C PRSUs, except that the Halyard TRSUs shall vest at the end of the original performance period, subject to the participant’s continued employment through that date, and taking into account service with Kimberly-Clark, and except that the number of replacement Halyard TRSUs shall be determined by dividing the number of K-C PRSUs that were forfeited at the Effective Time (calculated as if the performance requirement is met at the “target” level) by the Halyard Ratio.

(3) any unvested TRSUs granted under the Kimberly-Clark 2011 Plan (the “K-C TRSUs”) will vest pro-rata, based on the number of full years of employment from the grant date to the Effective Time, but only paid out (in the form of K-C common stock) on the normal vesting date, and the number of such pro-rata vested K-C TRSUs shall be increased by the Dividend Equivalent on such pro-rated vested K-C TRSUs; and

(4) the K-C TRSUs not pro rata vested pursuant to (3) above shall be forfeited and Halyard shall issue replacement Halyard TRSUs as of the Effective Time, on the same terms and conditions as the forfeited K-C TRSUs and taking into account service with Kimberly-Clark, except that the number of replacement Halyard TRSUs shall be determined by dividing the number if K-C TRSUs that were forfeited at the Effective Time by the Halyard Ratio.

Moreover, to the extent that any K-C PRSUs or K-C TRSUs become vested after the Record Date, and therefore did not receive the dividend distribution in the spin-off, K-C shall increase the number of such K-C PRSUs or K-C TRSUs by the Dividend Equivalent on such vested K-C PRSUs and K-C TRSUs, to make them whole.

(e) Restricted Stock Units Held by Participants at or over age 55. As of the Effective Time, with respect to Transferred Employees at or over age 55 on the Distribution Date, (i) any unvested K-C PRSUs outstanding more than six months after the date of grant will vest and be payable (in the form of K-C common stock) at the end of the performance period, based on the attainment of the performance goals, with the number of such K-C PRSUs being increased by the Dividend Equivalent on such K-C PRSUs (based on the same principles as detailed in Section 4.03(d)(1) above), and the ROIC and Net Sales as reported performance metrics criteria being adjusted for the Distribution as determined in the sole discretion of the Kimberly-Clark Management Development and Compensation Committee; (ii) any K-C PRSUs not outstanding for more than six months from the date of grant shall be forfeited and Halyard shall issue replacement Halyard TRSUs in the same manner as detailed in (d)(2) above; (iii) any unvested K-C TRSUs will vest pro-rata, based on the number of full years of employment from the grant date to the Effective Time, but only paid out on the normal vesting date, and the number of such pro-rata vested K-C TRSUs shall be increased by the Dividend Equivalent on such pro-rata vested K-C TRSUs; and (iv) the K-C TRSUs not vested pursuant to (iii) above shall be forfeited and Halyard shall issue replacement Halyard TRSUs as of the Effective Time in the same manner as detailed in (d)(4) above.

(f) Kimberly-Clark SharePlus Plans. Business Employees participating in the SharePlus Plans shall be treated the same as terminated employees. Halyard shall not be required to establish any new SharePlus Plans for its employees.

(g) Other Equity Awards. To the extent not addressed above in this Section 4.03 or in any agreement between Kimberly-Clark and Halyard, all other outstanding equity compensation awards held by Business Employees under any Kimberly-Clark equity compensation plan shall be subject to the terms of such plan and applicable award agreements. For avoidance of doubt, any equity awards related to Kimberly-Clark stock and vested hereunder shall remain the liability of Kimberly-Clark.

4.04 Workers’ Compensation.

(a) U.S. Employees. Except as provided herein, Halyard shall be solely responsible for all claims for workers’ compensation reported by a Transferred Employee employed in the U.S. on or after the Distribution Date. Kimberly-Clark shall continue to be responsible after the Distribution Date for administering all claims for workers’ compensation reported by a Domestic Business Employee prior to the Distribution Date under the terms of any Kimberly-Clark workers’ compensation policy or plan; however, Halyard shall reimburse, and shall indemnify Kimberly-Clark, or its subsidiaries or Affiliates, for any amounts payable under such claims. In accordance with Section 6.05, Kimberly-Clark shall transfer, or cause to have transferred, to Halyard the amount of any reserves related to such claims which have been set aside by Kimberly-Clark or its subsidiaries or Affiliates prior to the Distribution Date.

(b) Foreign Employees. Halyard shall be solely responsible, and shall indemnify Kimberly-Clark for all outstanding claims for workers’ compensation reported by a Foreign Business Employee before the Distribution Date, and for any such new claims reported by a Foreign Business Employee on or after the Distribution Date. Notwithstanding the foregoing, in the event any such claims are covered by an insurance policy held or maintained by Kimberly-Clark which cannot be assigned to the benefit of Halyard, then (i) Halyard shall reimburse and indemnify Kimberly-Clark for any amounts payable under such claims; (ii) any amounts received by or for the benefit of Kimberly-Clark pursuant to such insurance policy shall be offset against Halyard’s indemnification obligation; and (iii) any experience refunds which relate to such claims shall be paid to Halyard, or if received by Kimberly-Clark, paid by Kimberly-Clark to Halyard. Halyard shall be solely responsible for, and shall indemnify Kimberly-Clark for any experience surcharges which relate to such claims.

4.05 Accrued Vacation Days Off. Halyard shall recognize and assume all liability for all vacation, holiday, Flex Days (subject to Section 3.06 above), personal days and other Paid Time-Off, including long-service leave entitlements and banked vacation, accrued but untaken or not otherwise paid or satisfied for any Transferred Employees as of the Effective Time, and Halyard shall credit each Transferred Employee with such days off accrual as of the date of the movement of such Transferred Employee to Halyard.

4.06 Leaves of Absence. Halyard shall establish leave of absence policies which are substantially similar to the leave of absence policies maintained by Kimberly-Clark immediately prior to the Distribution Date and will continue to apply such policies to inactive Transferred Employees who are on an approved leave of absence as of the Distribution Date. Transferred Employees shall be eligible for leaves of absence after the Distribution Date to the same extent they would have been had they remained employed by Kimberly-Clark, its subsidiaries or Affiliates. Leaves of absence taken by Transferred Employees prior to the Distribution Date shall be deemed to have been taken as employees of Halyard under such policies. For avoidance of doubt, Halyard shall recognize and honor all approved leaves of absence granted to any Transferred Employee prior to the Distribution Date or Effective Time. For avoidance of doubt, for purposes of this Section 4.06, the term “leave of absence” shall not include absences covered by any long-term disability insurance policy maintained by Kimberly-Clark.

4.07 Past Service Credit. Halyard shall credit Transferred Employees with all years of service credited to such Transferred Employees by Kimberly-Clark and its subsidiaries and Affiliates for all purposes relating to Halyard’s Non-ERISA Benefit Arrangements. Kimberly-Clark shall provide Halyard with copies of any records available to Kimberly-Clark to document such service. For avoidance of doubt, this Section 4.07 does not obligate Halyard to be responsible for any costs related to retiree medical or retiree life insurance benefits referenced in Section 3.01 above.

4.08 Kimberly-Clark Assets. Kimberly-Clark shall retain all reserves, bank accounts, trust funds or other balances maintained with respect to Kimberly-Clark’s Non-ERISA Benefit Arrangements.

ARTICLE V

PENSION PLANS

5.01 Foreign Retirement Benefit Plans. Effective as of the Distribution Date, Halyard shall establish supplemental employee retirement plans or other registered and/or non-registered pension plans that are substantially similar to the Kimberly-Clark supplemental employee retirement plans and pension plans in which Foreign Business Employees participate immediately prior to the Distribution Date. Halyard shall assume and be solely responsible for any liabilities arising from or in connection with all such Foreign Business Employees under such plans. To the extent not addressed in this Section 5 or in any other agreement between Kimberly-Clark and Halyard, or as required by the terms of any state or provincial law, participation in the Kimberly-Clark supplemental employee retirement plans and pension plans in which Foreign Business Employees participate by all Transferred Employees and all Business Employees who are no longer employed by Kimberly-Clark as of the Distribution Date, will cease as of the Effective Time, and Kimberly-Clark shall retain all claim reserves, bank accounts, trust funds or other balances maintained by or on behalf of such plans.

5.02 U.S. Defined Contribution Plans.

(a) Employees’ 401(k) Plan.

(1) Establishment of Halyard 401(k) Plan. Effective as of the Distribution Date, (i) participation in the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan will cease for all Transferred Employees and other Business Employees, and (ii) Halyard shall adopt and establish a Pension Plan and trust qualified under sections 401(a), 401(k) and 501(a) of the Code (the “Halyard 401(k) Plan”) that is substantially similar (except as may be agreed upon between Kimberly-Clark and Halyard) to the Kimberly-Clark Corporation 401(k) and Profit-Sharing Plan and trust immediately prior to the Distribution Date (the “K-C 401(k) Plan”). Halyard shall assume and thereafter be solely responsible for all then existing or future employer liabilities related to Transferred Employees and other Business Employees under the Halyard 401(k) Plan and the administration thereof. As soon as practicable after the adoption of the Halyard 401(k) Plan, Halyard shall submit an application to the IRS for a determination regarding the qualification of the Halyard 401(k) Plan and shall take any actions not inconsistent with Halyard’s other general commitments contained in this

Agreement and make any amendments necessary to receive a favorable determination letter. All existing participant elections for Transferred Employees and other Business Employees (and their beneficiaries and alternate payees) under the K-C 401(k) Plan, including without limitation, beneficiary designations, deferral elections, investment elections and form of payment elections shall continue in full force and effect under the Halyard 401(k) Plan, until otherwise changed pursuant to the terms of the Halyard 401(k) Plan, except that any investment election for the Employer Stock Fund shall be deemed instead to be an election for the Target Date Fund, until otherwise changed by the participant.

(2) Transfer of Account Balances. As soon as administratively practicable after the Distribution Date, there shall be transferred to the Halyard 401(k) Plan assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and liabilities with respect to, all Transferred Employees and other Business Employees (other than seconded employees described in Section 2.01(d)) with an account balance under the K-C 401(k) Plan as of such valuation date. Such transferred assets shall be in cash and in-kind transfers of investment fund units (except for any promissory notes evidencing outstanding loan balances of Transferred Employees), and shall be in accordance with section 414(l) of the Code. Liabilities under any qualified domestic relations orders (as defined in section 414(p) of the Code) received with respect to any assets transferred to the Halyard 401(k) Plan shall be transferred to Halyard (along with such qualified domestic relations orders and administrative instructions) at the time such assets are transferred. Kimberly-Clark shall transfer to Halyard, and Halyard shall accept any promissory notes including outstanding loan balances of Business Employees, and Halyard shall continue to process any plan loans transferred from the K-C 401(k) Plan to the Halyard 401(k) Plan.

(3) Employer Stock. By virtue of the Distribution, participants in the K-C 401(k) Plan who have investments in the K-C Employer Stock Fund will receive shares of Halyard stock for each share of Kimberly-Clark stock held in their account, based on the Distribution Ratio. With respect to K-C 401(k) Plan participants who are not Business Employees, the Halyard Stock allocated to their accounts shall be automatically sold and reinvested in K-C stock within the K-C Employer Stock Fund. With respect to Business Employees, both the K-C stock and Halyard Stock allocated to their accounts shall be automatically sold as of a date determined by the K-C 401(k) Plan Administrator and the cash proceeds transferred to the Halyard 401(k) Plan and reinvested in the Target Date Fund thereunder, until otherwise changed pursuant to the terms of the Halyard 401(k) Plan. Kimberly-Clark and Halyard shall co-operate in providing appropriate notice to Business Employees with respect to the above.

(4) 2014 Employer Contributions. Kimberly-Clark shall make the 2014 Profit-Sharing Contribution to the K-C 401(k) Plan, with respect to the participants’ pre-Distribution Date Eligible Earnings (as defined in the K-C 401(k) Plan) for those K-C 401(k) Plan participants who are at or over age 55 on the Distribution Date, as per the terms of the K-C 401(k) Plan. The Halyard 401(k) Plan shall provide for a one-time 2014 Profit-Sharing Contribution for all Transferred Employees who are participants in the Halyard 401(k) Plan and who did not receive a 2014 Profit Sharing Contribution to the K-C 401(k) Plan, equal to 3% of their 2014 pre-Distribution Date Eligible Earnings (including, for avoidance of doubt, both their base compensation and their 2013 bonus or other incentive compensation paid in 2014).

In addition, the Halyard 401(k) Plan shall provide for a “true-up” Company Match Contribution for the 2014 Plan Year for any Transferred Employee participating in the Halyard 401(k) Plan who would have received a true-up Company Match Safe Harbor Contribution under the K-C 401(k) Plan had he or she been a participant in the K-C 401(k) Plan for the entire 2014 Plan Year, due to his or her total 2014 Company Match Safe Harbor Contributions under the K-C 401(k) Plan and Halyard 401(k) Plan being limited to less than it otherwise would have been by virtue of the Code Section 401(a)(17) or 402(g) limits being reached before Plan Year end. The amount of the true-up contribution shall be equal to the difference between 4.33% of the Participant’s 2014 combined Eligible Earnings for both Kimberly-Clark and Halyard (or if less, his actual combined Contributions to both the K-C 401(k) Plan and the Halyard 401(k) Plan for the 2014 Plan Year) and the amount of Company Match Safe Harbor Contributions allocated to his account under the K-C 401(k) Plan and the Halyard 401(k) Plan for such 2014 Plan Year.

Kimberly-Clark shall transfer the appropriate accruals to Halyard with respect to (i) the above-described Profit-Sharing Contributions, (ii) the above-described Company Match True-Up Contributions, and (iii) 4% of the Company Safe Harbor Match Contribution for that portion of the 2014 bonus or other incentive compensation that is transferred to and payable by Halyard in 2015 that is attributed to pre-Distribution Date service.

(b) Supplemental 401(k) Plan. Effective as of the Distribution Date, (i) participation in the Kimberly-Clark Corporation Supplemental Retirement 401(k) and Profit Sharing Plan (“K-C Supplemental 401(k) Plan”) will cease for all Transferred Employees and other Business Employees, and (ii) Halyard shall adopt and establish a Supplemental 401(k) Plan (“Halyard Supplemental 401(k) Plan”) that is substantially similar (except as may be agreed upon between Kimberly-Clark and Halyard) to the K-C Supplemental 401(k) Plan immediately prior to the Distribution Date. All existing elections by Transferred Employees and other Business Employees under the K-C Supplemental 401(k) Plan, including salary deferral, investments, beneficiaries, and forms and timing of payment, shall continue under the Halyard Supplemental 401(k) Plan, until otherwise changed pursuant to the terms of the Halyard Supplemental 401(k) Plan. Effective as of the Distribution Date, Kimberly-Clark shall transfer to Halyard, and Halyard shall assume and thereafter be solely responsible for all then existing or future liabilities related to Transferred Employees and other Business Employees under either the K-C Supplemental 401(k) Plan or the Halyard Supplemental 401(k) Plan and the administration thereof. However, given that the K-C Supplemental 401(k) Plan is an unfunded plan, there shall be no assets transferred from Kimberly-Clark or the K-C Supplemental 401(k) Plan to Halyard or the Halyard Supplemental 401(k) Plan (including, without limitation, any assets held in a grantor or so-called rabbi trust).

(c) Deferred Compensation Plan. Following the Effective Time, Business Employees shall be considered to have incurred a Termination of Service as defined under the Kimberly-Clark Corporation Deferred Compensation Plan (which is a grandfathered plan exempt from Code Section 409A), and shall be entitled to a distribution therefrom pursuant to the terms of such Plan. Halyard shall not be required to establish a similar plan.

5.03 U.S. Pension Plan.

(a) K-C Pension Plan. Halyard shall not be required to adopt a U.S. defined benefit pension plan and shall not assume any liabilities under the Kimberly-Clark Corporation Pension Plan. Effective as of the Effective Time, Business Employees shall be deemed to have incurred a Termination of Employment as defined under the Kimberly-Clark Corporation Pension Plan (“K-C Pension Plan”), and shall be entitled to a distribution therefrom pursuant to its terms and conditions.

(b) K-C Supplemental Pension Plans. Halyard shall not be required to adopt any U.S. supplemental pension plans and shall not assume any liabilities under the Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan (“K-C Supplemental Pension Plan”) or the Second Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan (“K-C Second Supplemental Pension Plan”). Effective as of the Effective Time, Business Employees shall be deemed to have incurred a Termination of Employment (as defined under the K-C Supplemental Pension Plan and the K-C Second Supplemental Pension Plan) under the Grandfathered Portions (i.e., those portions of the Plan exempt from Code Section 409A) of the K-C Supplemental Pension Plan and the K-C Second Supplemental Pension Plan, and shall be entitled to distributions therefrom pursuant to their terms and conditions. Business Employee Participants in the non-Grandfathered Portions of the K-C Supplemental Pension Plan and K-C Second Supplemental Pension Plan shall not be considered to have incurred a Separation from Service (as defined in Code Section 409A) from Kimberly-Clark by virtue of the Distribution, and thus shall not be entitled to any distribution from such non Grandfathered Portions of such Plans by virtue of the Distribution. Rather, Business Employee Participants shall be considered to have incurred a Separation from Service under the non-Grandfathered Portions of such Plans when they incur a Separation from Service with Halyard, and Halyard shall notify Kimberly-Clark of the same, so that Kimberly-Clark can comply with the automatic payment provisions thereunder.

5.04 Past Service Credit. With respect to all Business Employees, Halyard shall recognize all service, plan participation and membership recognized under the (i) K-C 401(k) Plan, (ii) K-C Supplemental 401(k) Plan, and (iii) any foreign retirement or pension plan assumed or transferred to Halyard or any of whose assets or liabilities are assumed by or transferred to Halyard or to a Halyard retirement or pension plan, in each case for purposes of determining benefit eligibility, participation, vesting, and calculation of benefits under Halyard retirement plans and programs including the Halyard 401(k) Plan, the Halyard Supplemental 401(k) Plan, any foreign retirement or pension plan sponsored or maintained by Halyard, and non-pension fringe benefit plans (but not including any retiree medical or retiree life insurance plan). Kimberly-Clark will provide to Halyard copies of any records available to Kimberly-Clark to document such service, plan participation and membership and cooperate with Halyard to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to such Business Employees.

ARTICLE VI

GENERAL PROVISIONS

6.01 Miscellaneous. All Miscellaneous Matters contained in Article XIII of the Distribution Agreement are fully applicable hereto and are incorporated herein by reference.

6.02 Preservation of Rights to Amend. The rights of Kimberly-Clark or Halyard to amend or terminate any plan referred to herein shall not be limited in any way by this Employee Matters Agreement.

6.03 Applicability to Subsidiaries and Affiliate. The obligations of Halyard in this Agreement shall also be applicable to any subsidiary or Affiliate of Halyard, and Halyard shall cause its subsidiaries or Affiliates to comply with such obligations. The obligation of Kimberly-Clark in this Agreement shall also be applicable to any subsidiary or Affiliate of Kimberly-Clark, and Kimberly-Clark shall cause its subsidiaries and Affiliates to comply with such obligations. Further, any reference in this Agreement to a person being employed or engaged by a party, shall be construed as including a reference to that person being employed or engaged by a subsidiary or an Affiliate of the party, as the case may require.

6.04 Administrative Complaints/Litigation. As of and after the Distribution Date, Halyard shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions (whether arising before, on or after the Distribution Date), including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, that are outstanding on the Distribution Date or asserted on or after the Distribution Date against Kimberly-Clark or Halyard by any Business Employee or any other person arising out of or relating to employment with the Halyard Business or Halyard. Any Losses arising from such actions shall be deemed Assumed Liabilities under the Distribution Agreement. Kimberly-Clark reserves the right to participate in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary. Notwithstanding the above, this Section 6.04 shall not apply to any claims covered by the Kimberly-Clark Director and Officer Liability Insurance Policy that Kimberly-Clark retains pursuant to the terms of the Distribution Agreement.

6.05 Reimbursement and Indemnification. The parties hereto agree to reimburse each other, within 30 days of receipt from the other party of appropriate verification, for all costs and expenses which each may incur on behalf of the other as a result of any of the Welfare Plans, Pension Plans and Non-ERISA Benefit Arrangements and, as contemplated by Section 2.02, any termination or severance payments or benefits. All liabilities retained, assumed or indemnified against by Halyard pursuant to this Agreement shall be deemed Assumed Liabilities, and all liabilities retained, assumed or indemnified against by Kimberly-Clark pursuant to this Agreement shall be deemed Retained Liabilities, and in each case shall be subject to the indemnification provisions of the Distribution Agreement.

6.06 No Third Party Beneficiaries. No Transferred Employee, Business Employee, or other current or former employee of Kimberly-Clark or Halyard or any subsidiary or Affiliate of either (or his/her spouse, dependent or beneficiary), or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any third party or any Person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract. Notwithstanding the above, any reference to a “party” or “parties” in this Section 6.06 shall also include the subsidiaries and Affiliates, excluding for these purposes individuals who are Affiliates, of such party or parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

KIMBERLY-CLARK CORPORATION

By:
Name:	Thomas J. Falk
Title:	Chief Executive Officer

HALYARD HEALTH, INC.

By:
Name:	Robert E. Abernathy
Title:	Chief Executive Officer

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